Exhibit 99.1

FOR IMMEDIATE RELEASE

January 26, 2015

CenterState Banks, Inc. Announces

Fourth Quarter 2014 Operating Results

DAVENPORT, FL. – January 26, 2015 - CenterState Banks, Inc. (NASDAQ: CSFL) reported earnings per share of $0.16 ($0.17 per share net operating income, a non-gaap measurement described below) on net income of $7,281 for the fourth quarter of 2014, compared to $0.08 per share ($0.13 per share net operating income) on net income of $3,593 reported during the prior quarter.  All amounts are in thousands, except per share information, and all earnings per share amounts are reported on a diluted basis unless otherwise noted.

A comparison of current quarter earnings and prior quarter is presented in the table below:

	4Q14	3Q14
Earnings per share (GAAP)	$0.16	$0.08
Net operating income per share (Non-GAAP)	$0.17	$0.13

Net operating income is a non-gaap financial measurement used by management to evaluate and monitor financial results of operations excluding certain non-recurring items.  Net operating income for the third and fourth quarter of 2014 excluded non-recurring items net of tax of $2,326 and $270, respectively.  See the reconciliation table and description of items on page 19, Explanation of Certain Unaudited Non-GAAP Financial Measures.

Highlights

•

Credit issues appear to be behind us as credit metrics continue to improve.  NPLs and NPAs are both down by 18% from the prior quarter end.  Credit expenses have continued to trend lower.  OREO is selling and net gains are being realized.  There was a net loan recovery this quarter, versus net loan charge-offs in the prior quarters.

•

PCI loans continue to produce higher interest accretion yield (which is one of the primary factors contributing to the 4.49% NIM this quarter) as future loss projections continue to be adjusted downward at each quarter’s evaluation date.  At December 31, 2014 total PCI loans had a carrying balance of $276,766 on the corresponding outstanding principal balance of $367,609, a difference of $90,843, or 24.7%.  Our current estimates of future expected cash flows includes estimated potential credit losses of approximately $38,109 or 10% of the outstanding principal balance.  The Florida real estate market appears to be continuing to improve.  Potentially a portion of the $38,109 of expected losses may be recognized as income if the losses are not realized.

•

Indemnification asset amortization expense appears to now be embarking on a downward trend.  In excess of $20 million, 2014 appears to be the high water mark for this expense, which is expected to significantly decrease in 2015 and 2016 as discussed on page 5.

•

Loans, excluding PCI loans and excluding loans acquired from the Gulfstream Business Bank (“GSB”) and First Southern Bank (“FSB”) acquisitions, increased by 8.3% for the year 2014, and by an annualized rate of 5% during the quarter ending December 31, 2014.

Quarterly condensed consolidated income statements (unaudited) are shown below for the periods indicated.  See notes 1 and 2 below for a discussion related to FDIC revenue and amortization (negative accretion) included in non-interest income.

Quarterly Condensed Consolidated Statements of Operations (unaudited)

For the quarter ended:	12/31/14	9/30/14	6/30/14	3/31/14	12/31/13
Interest income	$ 38,019	$ 37,347	$ 33,079	$ 29,782	$ 25,479
Interest expense	1,848	2,097	1,822	1,589	1,398
Net interest income	36,171	35,250	31,257	28,193	24,081
Provision (recovery) for loan losses	210	1,108	117	(464)	746
Provision (recovery) for loan losses- PCI loans	(192)	(153)	(223)	423	(563)
Net interest income after loan loss provision	36,153	34,295	31,363	28,234	23,898

Correspondent banking and capital markets division- income	5,795	5,142	5,285	3,931	4,025
Gain on sale of securities available for sale	---	---	46	---	22
FDIC- IA amortization (negative accretion) (1)	(5,599)	(4,953)	(5,006)	(5,185)	(4,500)
FDIC- revenue (2)	1,080	213	421	1,268	185
All other non-interest income	6,259	6,157	5,626	5,746	5,465
Total non interest income	7,535	6,559	6,372	5,760	5,197

Credit related expenses	299	624	1,239	523	510
FDIC credit related expenses	369	(209)	1,136	1,301	1,310
Correspondent banking and capital markets division-expense	4,993	5,036	5,063	4,378	4,683
Merger and acquisition related expenses	848	3,450	4,897	2,347	539
Branch closure and efficiency initiatives	(417)	(6)	29	3,158	---
All other non-interest expense	25,999	26,639	23,789	20,696	19,407
Total non interest expense	32,091	35,534	36,153	32,403	26,449

Income before income tax	11,597	5,320	1,582	1,591	2,646
Income tax provision	4,316	1,727	545	538	846
NET INCOME	$ 7,281	$ 3,593	$ 1,037	$ 1,053	$ 1,800

Earnings per share (basic) (GAAP)	$ 0.16	$ 0.08	$ 0.03	$ 0.03	$ 0.06
Earnings per share (diluted) (GAAP)	$ 0.16	$ 0.08	$ 0.03	$ 0.03	$ 0.06
Net operating income per share (Non-GAAP) (3)	$ 0.17	$ 0.13	$ 0.11	$ 0.13	$ 0.07

Average common shares outstanding (basic)	45,264	45,061	38,665	34,465	30,112
Average common shares outstanding (diluted)	45,698	45,413	39,051	34,863	30,245
Common shares outstanding at period end	45,324	45,209	45,023	35,536	30,112

note 1:  On the date of an FDIC acquisition (with loss share), the Company estimates expected future losses and the timing of those losses by loan pool.  The related reimbursements from the FDIC, pursuant to the specific loss share agreement, of those losses are recorded as a receivable from the FDIC, referred to as indemnification asset or “IA.”  The Company updates its estimate of future losses and the timing of the losses each quarter.  To the extent management estimates that future losses are less than prior expected future losses, management adjusts its estimates of future expected cash flows and this increase is accreted to interest income over the remaining life of those specific loan pools, increasing the yield on loans.  Because management no longer expects these incremental future losses on the loan pool(s), then the expected future reimbursements from the FDIC for the related percentage of loss share are also reduced.  Instead of immediately charging down the IA for expected future FDIC reimbursements, the IA is written down over the shorter of the loss share period or the life of the related loan pool(s) by negative accretion (amortization) in this line item.

note 2:  Two FDIC related revenue items are included in this line item.  The first item is FDIC reimbursement income from the sale of OREO.  When OREO (those covered by loss share agreements) is sold for a loss, the FDIC covered portion of the loss is recognized as income and included in this line item per the coverage breakdown in the table on page 10, Selected Credit Quality Ratios.  Second, when a loan pool (with loss share) is impaired, the impairment expense is included in provision for loan losses, and the percentage of the loss that is reimbursable from the FDIC is recognized as income from FDIC reimbursement, and included in this line item as well.

note 3:  This non-gaap metric represents gaap net income excluding nonrecurring income and expense items net of the effective tax rate for the period presented.  Items excluded are gains on sales of securities held for sale, acquisition and merger related expenses and one time charges related to the Company’s efficiency and profitability initiatives announced in January 2014, which include impairment charges on the real estate of several of the branches closed during April 2014, divided by the average diluted common shares outstanding.  A reconciliation table is presented on page 19, Explanation of Certain Unaudited Non-GAAP Financial Measures.

The condensed quarterly results of the Company’s correspondent banking and capital markets segment are presented below.

Quarterly Condensed Segment Information - Correspondent banking and capital markets division (unaudited)
For the quarter ended:	12/31/14	9/30/14	6/30/14	3/31/14	12/31/13
Net interest income	$991	$801	$740	$707	$748
Total non-interest income (note 1)	5,795	5,142	5,285	3,931	4,025
Total non-interest expense (note 2)	(4,993)	(5,036)	(5,063)	(4,378)	(4,683)
Income tax provision	(692)	(350)	(371)	(100)	(35)
Net income	$ 1,101	$ 557	$ 591	$ 160	$ 55
Contribution to diluted earnings per share	$ 0.02	$ 0.01	$ 0.02	$ ----	$ ----

Allocation of indirect expense net of
inter-company earnings credit, net of
income tax benefit (note 3)	$(59)	$(284)	$(120)	$(150)	$(353)
Contribution to diluted earnings per share after
deduction of allocated indirect expenses	$ 0.02	$ 0.01	$ 0.01	$ ----	$(0.01)

note 1:    The primary component in this line item is gross commissions earned on bond sales, fees from hedging services, loan brokering fees and related consulting fees which were $4,876, $4,184, $4,192, $3,148 and $3,236 for 4Q14, 3Q14, 2Q14, 1Q14 and 4Q13 respectively.  The fee income in this category is based on sales volume in any particular period and is therefore volatile between comparable periods.  The remaining non interest income items in this category, which are less volatile, include fees from safe-keeping activities, bond accounting services, asset/liability consulting related activities, international wires, clearing and corporate checking account services, and other correspondent banking related revenue and fees.

note 2:    A significant portion of these expenses are variable in nature and are a derivative of the income from bond sales, hedging services, brokering loans sales and related consulting services identified in note 1 above.  The variable expenses related to these fees identified in note 1 above were $2,149, $2,336, $2,308, $1,713 and $1,716 for 4Q14, 3Q14, 2Q14, 1Q14 and 4Q13 respectively.   Expenses in this line item do not include any indirect support allocation costs.

note 3:

A portion of the cost of the Company’s indirect departments such as human resources, accounting, deposit operations, item processing, information technology, compliance and others have been allocated to the correspondent banking and capital markets division based on management’s estimates.  In addition, commencing in 1Q14, an inter-company earnings credit is allocated to the segment for services provided to the commercial bank segment, also based on management’s estimates and judgment.

Loan production

Loans (excluding PCI loans) increased $26,270 during the current quarter, an annualized growth rate of approximately 5%.  During the twelve month period ending December 31, 2014, non-PCI loans (excluding day 1 acquisition of loans from GSB and FSB) increased by $102,645, a growth rate of approximately 8.3%.

Total new loans originated during the quarter approximated $131.5 million, of which $99.3 million were funded.  The weighted average interest rate on funded loans was approximately 3.95%.  About 31% of loan production was commercial real estate (“CRE”), 25% commercial and industrial (“C&I”), 26% single family residential, 14% land, development & construction and 4% were all other.

  Approximately 53% of the current quarter production was variable rate and 47% fixed rate.  The loan origination pipeline is approximately $285 million at December 31, 2014 compared to $282 million at September 30, 2014.  The graph below summarizes total loan production and funded loan production over the past twelve quarters.

Loan portfolio mix, PCI loans, FDIC covered loans and the related Indemnification Asset (“IA”)

Total PCI loans at December 31, 2014 is equal to $276,766 of which $234,901 are covered by FDIC loss sharing agreements.  The Company acquired both covered and non-covered PCI loans in its acquisition of FSB.  It also acquired FDIC covered loans that are not included in the PCI loan portfolio.  In addition, the Company also acquired non-covered PCI loans from the GSB acquisition.  The table below compares the Company’s total FDIC covered loans and its PCI loan portfolio at December 31, 2014.

	PCI loans	Non-PCI	Total loans
FDIC covered	$ 234,901	$ 39,620	$ 274,521
not covered	41,865	2,113,139	2,155,004
Total	$ 276,766	$ 2,152,759	$ 2,429,525

The Company has fourteen loss share agreements with the FDIC.  Seven have ten year terms and generally include single family residential loans and the other seven have five year terms and generally include non-single family residential loans.  The table below summarizes the covered loans by acquired bank and by term of the related loss share period at December 31, 2014.

						est rem	percentage
	Loss	Unpaid				life of	of losses	end of
	Share	Principal	Carrying	Discount(2)		loans in	reimbursable	loss share
	Term	Balance	Balance	$	%	years(1)	from FDIC	period	IA
Olde Cypress	5 yrs	$9,261	$6,740	($2,521)	27%	6.0	80%	Jul-15	$556
Comm Bank Bartow	5 yrs	3,593	2,912	(681)	19%	3.4	80%	Aug-15	263
Independent Nat'l Bank	5 yrs	17,528	14,649	(2,879)	16%	2.3	80%	Aug-15	664
Haven Trust Bank	5 yrs	23,742	20,100	(3,642)	15%	2.5	70%/0%/70%	Sep-15	27
First Commercial Bank	5 yrs	92,910	78,539	(14,371)	15%	2.2	70%/30%/75%	Jan-16	2,507
First Guaranty Bank	5 yrs	61,697	39,168	(22,529)	37%	2.8	80%	Jan-17	15,848
Central FL State Bank	5 yrs	12,426	8,257	(4,169)	34%	1.6	80%	Jan-17	3,621
Subtotal		221,157	170,365	(50,792)	23%	2.5			23,486

Olde Cypress	10 yrs	34,529	26,485	(8,044)	23%	6.8	80%	Jul-20	8,828
Comm Bank Bartow	10 yrs	15,280	11,190	(4,090)	27%	8.3	80%	Aug-20	3,222
Independent Nat'l Bank	10 yrs	19,774	15,422	(4,352)	22%	7.8	80%	Aug-20	3,724
Haven Trust Bank	10 yrs	4,563	3,615	(948)	21%	2.8	70%/0%/70%	Sep-20	4
First Commercial Bank	10 yrs	9,898	8,794	(1,104)	11%	2.4	70%/30%/75%	Jan-21	409
First Guaranty Bank	10 yrs	43,552	33,992	(9,560)	22%	7.4	80%	Jan-22	8,206
Central FL State Bank	10 yrs	5,999	4,658	(1,341)	22%	5.3	80%	Jan-22	1,175
Subtotal		133,595	104,156	(29,439)	22%	6.7			25,568

Total		$354,752	$274,521	($80,231)	23%	4.1			$49,054

(1)	This represents an estimate of the weighted average life or timing of the estimated future cash flows as of December 31, 2014.
(2)	Represents the dollar amount difference between the carrying value, or book value, of the loans and the unpaid principal balance (“UPB”), and the dollar amount difference as a percentage of the UPB.

As shown in the table above, the Company’s total IA at December 31, 2014 was $49,054 of which $21,682 represents a receivable from the FDIC for estimated future loss reimbursements, and $27,372 represents previously estimated loss reimbursements that are no longer expected.  This amount is now expected to be paid (and/or has been paid) by the borrower (or realized upon the sale of OREO) instead of a reimbursement from the FDIC. At December 31, 2014, the $27,372 previously estimated reimbursements from the FDIC is expected to be written off as amortization expense (negative accretion) in the Company’s non-interest income as summarized below.

Year		Year
2015	$ 12,216	2018	$ 2,206
2016	6,561	2019	1,851
2017	2,781	2020 thru 2022	1,757
		Total	$ 27,372

The table above is based on the Company’s most recent quarterly updated projections of estimated future losses, cash flows and timing of cash flows.  The above amounts are subject to change, and have changed in past quarters, primarily due to the FDIC covered loan pools performing better than previously estimated. A summary of the activity in the Company’s IA account during the twelve month period ending December 31, 2014 is presented in the table below.

Balance at 12/31/13	$73,877
Effect of FSB acquisition	2,636
Amortization, net (excludes clawback)	(20,664)
Indemnification revenue	3,098
Indemnification of foreclosure expenses	237
Proceeds received from FDIC	(10,014)
Net recovery of loan pool(s) impairments	(116)
Balance 12/31/14	$49,054

The table below summarizes the Company’s loan mix over the most recent five quarter ends.

     Loan mix (unaudited)

At quarter ended:	12/31/14	9/30/14	6/30/14	3/31/14	12/31/13
Loans
Real estate loans
Residential	$589,068	$572,244	$563,293	$495,450	$458,331
Commercial	1,132,933	1,136,595	1,091,660	736,406	528,710
Land, development and construction loans	79,002	78,514	78,444	60,726	62,503
Total real estate loans	1,801,003	1,787,353	1,733,397	1,292,582	1,049,544
Commercial loans	294,493	282,753	251,741	217,482	143,263
Consumer and other loans	56,334	55,527	56,191	54,205	49,547
Total loans before unearned fees and costs	2,151,830	2,125,633	2,041,329	1,564,269	1,242,354
Unearned fees and costs	929	856	820	565	404
Total Non-PCI loans (note 1)	2,152,759	2,126,489	2,042,149	1,564,834	1,242,758
PCI loans
Real estate loans
Residential	102,009	106,335	119,005	117,879	120,030
Commercial	140,977	165,006	195,157	112,558	100,012
Land, development and construction loans	24,032	26,250	27,885	11,144	6,381
Total real estate loans	267,018	297,591	342,047	241,581	226,423
Commercial loans	8,953	11,226	10,759	8,118	3,850
Consumer and other loans	795	821	1,064	1,101	1,148
Total PCI loans (note 2)	276,766	309,638	353,870	250,800	231,421

Total Loans	$2,429,525	$2,436,127	$2,396,019	$1,815,634	$1,474,179

note 1:	Included in the $2,152,759 Non-PCI loans at December 31, 2014 are $39,620 that are covered by FDIC loss sharing agreements the Company acquired pursuant to its June 1, 2014 acquisition of FSB.
note 2:	Included in the $276,766 PCI loans at December 31, 2014 are $234,901 of loans that are covered by FDIC loss sharing agreements and $41,865 are not covered.

Credit quality and allowance for loan losses

During the quarter, excluding PCI loans, the Company recorded a loan loss provision expense of $210 and recoveries net of charge-offs of $139, resulting in an increase in the allowance for loan losses (excluding PCI loans) of $349 as shown in the table below.

With regard to PCI loans, the Company recorded a negative loan loss provision of $192 and a charge-off of $101, resulting in a decrease in the allowance for loan losses on PCI loans of $293.  See the table “Allowance for loan losses” for additional information.

The allowance for loan losses (“ALLL") was $19,898 at December 31, 2014 compared to $19,842 at September 30, 2014, an increase of $56.  This increase is the result of the aggregate effect of a

$1,211 increase in general loan loss allowance, a $862 decrease in the specific loan loss allowance related to impaired loans and a $293 decrease in the loan loss allowance related to PCI loans accounted for pursuant to ASC Topic 310-30. The changes in the Company’s ALLL components between December 31, 2014 and September 30, 2014 are summarized in the table below.

	Dec 31, 2014			Sept 30, 2014			increase (decrease)
	loan	ALLL		loan	ALLL		loan	ALLL
	balance	balance	%	balance	balance	%	balance	balance
Non impaired loans	$1,407,781	$ 16,587	1.18%	$1,349,696	$ 17,058	1.26%	$ 58,085	$ (471)	-8 bps
Gulfstream loans (note 1)	280,331	1,682	0.60%	291,140	---	---%	(10,809)	1,682	60 bps
First Southern loans (note 2)	439,397	---	---%	458,958	---	---%	(19,561)	----
Impaired loans	25,250	1,115	4.42%	26,695	1,977	7.41%	(1,445)	(862)	-299 bps
Non-PCI loans	2,152,759	19,384	0.90%	2,126,489	19,035	0.90%	26,270	349	-- bps
PCI loans (note 3)	276,766	514		309,638	807		(32,872)	(293)
Total loans	$2,429,525	$19,898	0.82%	$2,436,127	$19,842	0.81%	$ (6,602)	$56	1 bps

note 1:

Loans acquired in the Company’s January 17, 2014 acquisition of GSB that are not PCI loans.  These are performing loans recorded at estimated fair value at the acquisition date.  The fair value adjustment at the acquisition date was approximately $7,680, or approximately 2.3% of the outstanding aggregate loan balances.  This amount is accreted into interest income over the remaining lives of the related loans on a level yield basis.  During the current quarter, management evaluated the performance of this group of loans over an eleven month period subsequent to the acquisition date and based on this evaluation has estimated a probable incurred loss amount at December 31, 2014 as listed in the table above.

note 2:

Loans acquired in the Company’s June 1, 2014 acquisition of FSB that are not PCI loans.  These are performing loans recorded at estimated fair value at the acquisition date.  The fair value adjustment at the acquisition date was approximately $10,081, or approximately 2% of the outstanding aggregate loan balances.  This amount is accreted into interest income over the remaining lives of the related loans on a level yield basis and no provision for loan loss was recorded related to these loans at December 31, 2014. Included in the $439,397 of FSB non-PCI loans are $39,620 of loans that are covered by FDIC loss sharing agreements and $38,522 of loans that are guaranteed by the California University System.

note 3:	Included in the $276,766 PCI loans at December 31, 2014 are $234,901 of loans that are covered by FDIC loss sharing agreements.

The general loan loss allowance (non-impaired loans, which includes GSB and FSB acquired loans) increased by a net amount of $1,211.  Excluding GSB and FSB loans, the general loan loss allowance decreased by $471 resulting primarily from a decrease in the loss factors due to the continued improvement in the local economy and real estate market, and the continued decline in the Company’s two year charge-off history.  At December 31, 2014, the Company’s qualitative factors increased the current two year historical loss ratios that are used to estimate the general loan loss allowance.

As of the end of the current year, the Company has an eleven month history with the performing loans acquired from GSB as discussed in note 1 above.  The Company estimated the probable incurred losses in this group of loans and this estimate exceeded the fair value discount at December 31, 2014.  As a result, an initial general loan loss allowance of $1,682 was recorded at December 31, 2014.  Management considered the levels of and trends in non-performing loans, past-due loans, adverse loan grade classification changes and impaired loans in arriving at its estimate.  There were no charge-offs in this group of loans during 2014.

Performing loans acquired in the Company’s June acquisition of FSB were recorded at estimated fair value at the acquisition date.  The fair value adjustment at the acquisition date was approximately $10,081, or approximately 2% of the outstanding aggregate loan balances.  As described in note 2 above, this amount is accreted into interest income over the remaining lives of the related loans on a level yield basis.  The fair value adjustment exceeds the Company’s estimate of probable incurred losses in this group of loans at December 31, 2014, and therefore no provision for loan loss was recorded related to these loans at December 31, 2014.

The specific loan loss allowance (impaired loans) is the aggregate of the results of individual analyses prepared for each one of the impaired loans, excluding PCI loans. The Company recorded partial charge offs in lieu of specific allowance for a number of the impaired loans.   The Company’s impaired loans have been written down by $1,333 to $25,250 ($24,135 when the $1,115 specific allowance is considered) from their legal unpaid principal balance outstanding of $26,583.  In the aggregate, total impaired loans have been written down to approximately 91% of their legal unpaid principal balance, and non-performing impaired loans have been written down to approximately 82% of their legal unpaid principal balance.  The Company’s total non-performing loans (non-accrual loans plus loans past due greater than 90 days and still accruing, $25,595 at December 31, 2014) have been written down to approximately 85% of their legal unpaid principal balance, when the related specific allowance is also considered.

Approximately $16,395 of the Company’s impaired loans (65%) are accruing performing loans.  This group of impaired loans is not included in the Company’s non-performing loans or non-performing assets categories.

PCI loans, including those covered by FDIC loss sharing agreements, are accounted for pursuant to ASC Topic 310-30.  PCI loan pools are evaluated for impairment each quarter.  If a pool is impaired, an allowance for loan loss is recorded.

Management believes the Company’s allowance for loan losses is adequate at December 31, 2014.  However, management recognizes that many factors can adversely impact various segments of the Company’s market and customers, and therefore there is no assurance as to the amount of losses or probable losses which may develop in the future.  The table below summarizes the changes in allowance for loan losses during the previous five quarters.

Allowance for loan losses (unaudited)
as of or for the quarter ending	12/31/14	9/30/14	6/30/14	3/31/14	12/31/13
Loans, excluding PCI loans
Allowance at beginning of period	$ 19,035	$ 18,240	$ 18,913	$ 19,694	$ 19,265
Charge-offs	(506)	(869)	(902)	(1,160)	(774)
Recoveries	645	556	112	843	457
Net recoveries (charge-offs)	139	(313)	(790)	(317)	(317)
Provision (recovery) for loan losses	210	1,108	117	(464)	746
Allowance at end of period for loans
other than PCI loans	$ 19,384	$ 19,035	$ 18,240	$ 18,913	$ 19,694

PCI loans
Allowance at beginning of period	$ 807	$ 960	$ 1,183	$ 760	$ 2,056
Charge-offs	(101)	---	---	---	(733)
Recoveries	---	---	---	---	---
Net charge-offs	(101)	---	---	---	(733)
(Recovery) provision for loan losses	(192)	(153)	(223)	423	(563)
Allowance at end of period for
PCI loans	$ 514	$ 807	$ 960	$ 1,183	$ 760
Total allowance at end of period	$ 19,898	$ 19,842	$ 19,200	$ 20,096	$ 20,454

The following table summarizes the Company’s loan portfolio and related allowance for loan losses as a percentage of the loan portfolio segment presented as of the end of the previous five quarters.

(unaudited)

For the quarter ended:	12/31/14	9/30/14	6/30/14	3/31/14	12/31/13
Troubled debt restructure (“TDRs”) (note 1)	$ 15,066	$ 15,006	$ 14,940	$ 14,986	$ 15,447
Impaired loans that were not TDRs	10,184	11,689	12,323	11,569	8,663
Total impaired loans	25,250	26,695	27,263	26,555	24,110
Acquired GSB loans	280,331	291,140	299,823	319,665	---
Acquired FSB loans	439,397	458,958	474,979	---	---
All other non-impaired loans	1,407,781	1,349,696	1,240,084	1,218,614	1,218,648
Total Non-PCI loans	2,152,759	2,126,489	2,042,149	1,564,834	1,242,758
Total PCI loans	276,766	309,638	353,870	250,800	231,421
Total loans	$2,429,525	$2,436,127	$2,396,019	$1,815,634	$1,474,179
ALLL for Non-PCI loans
Specific loan loss allowance- impaired loans	$ 1,115	$ 1,977	$ 1,857	$ 1,919	$ 1,811
General loan loss allowance- GSB loans	1,682	---	---	---	n/a
General loan loss allowance- FSB loans	---	---	---	n/a	n/a
General loan loss allowance- non impaired	16,587	17,058	16,383	16,994	17,883
Total allowance for loan losses (note 2)	$ 19,384	$ 19,035	$ 18,240	$ 18,913	$ 19,694
ALLL as a percentage of period end loans:
Impaired loans	4.42%	7.41%	6.81%	7.23%	7.51%
Acquired GSB loans	0.60%	---%	---%	---%	n/a
Acquired FSB loans	---%	---%	---%	n/a	n/a
All other non impaired loans	1.18%	1.26%	1.32%	1.39%	1.47%
Total loans (note 2)	0.90%	0.90%	0.89%	1.21%	1.58%

note 1:  The Company has approximately $15,066 of TDRs.  Of this amount $11,418 are performing pursuant to their modified terms, and $3,648 are not performing and have been placed on non-accrual status and included in non performing loans (“NPLs”).  Current accounting standards require TDRs to be included in our impaired loans, whether they are performing or not performing.  Only non performing TDRs are included in NPLs.

note 2:  Excludes PCI loans.

The Company defines non-performing loans (“NPLs”) as non-accrual loans plus loans past due 90 days or more and still accruing interest.  NPLs do not include PCI loans.  PCI loans are accounted for pursuant to ASC Topic 310-30.  NPLs as a percentage of total Non-PCI loans were 1.19% at December 31, 2014 compared to 1.46% at September 30, 2014.

Non-performing assets (“NPAs”) (which the Company defines as NPLs, as defined above, plus (a) OREO (i.e. real estate acquired through foreclosure, in-substance foreclosure, or deed in lieu of foreclosure), excluding OREO covered by FDIC loss share agreement; and (b) other repossessed assets that are not real estate, and are not covered by FDIC loss share agreement, were $34,578 at December 31, 2014, compared to $42,116 at September 30, 2014.  NPAs as a percentage of total assets was 0.92% at December 31, 2014 compared to 1.16% at September 30, 2014.  NPAs as a percentage of loans plus OREO and other repossessed assets, excluding PCI loans and OREO covered by FDIC loss share agreements, was 1.60% at December 31, 2014 compared to 1.97% at September 30, 2014.

The table below summarizes selected credit quality data for the periods indicated.  The quarter ended March 31, 2014 and subsequent quarters were impacted by the GSB acquisition.  The quarter ended June 30, 2014 and subsequent quarters were impacted by the GSB acquisition and the FSB acquisition.

Selected credit quality ratios (unaudited)
As of or for the quarter ended:	12/31/14	9/30/14	6/30/14	3/31/14	12/31/13
Non-accrual loans (note 1)	$25,595	$31,067	$29,667	$30,689	$27,077
Past due loans 90 days or more
and still accruing interest (note 1)	---	---	---	---	---
Total non-performing loans (“NPLs”) (note 1)	25,595	31,067	29,667	30,689	27,077
Other real estate owned (“OREO”) (note 2)	8,896	10,899	12,123	9,895	6,409
Repossessed assets other than real estate (note 1)	87	150	133	135	150
Total non-performing assets (“NPAs”) (note 2)	$34,578	$42,116	$41,923	$40,719	$33,636
OREO covered by FDIC loss share agreements:
80% covered	7,264	9,732	10,423	13,892	19,111
75% covered	606	606	1,052	---	---
70% covered	1,755	---	---	---	---
30% covered	9,779	12,580	16,349	---	---
0% covered	---	2,534	2,874	---	---
Total non-performing assets including
FDIC covered OREO	$53,982	$67,568	$72,621	$54,611	$52,747
Non-performing loans as percentage of total
loans excluding PCI loans	1.19%	1.46%	1.45%	1.96%	2.18%
Non-performing assets as percentage of total assets
Excluding FDIC covered OREO	0.92%	1.16%	1.07%	1.35%	1.39%
Including FDIC covered OREO	1.43%	1.86%	1.86%	1.82%	2.18%
Non-performing assets as percentage of loans and
OREO plus other repossessed assets (note 1)
Excluding FDIC covered OREO	1.60%	1.97%	2.04%	2.59%	2.69%
Including FDIC covered OREO	2.47%	3.12%	3.48%	3.44%	4.16%
Loans past due 30 thru 89 days and accruing interest
as a percentage of total loans (note 1)	0.61%	0.55%	0.64%	0.77%	0.85%
Net (recovery) charge-offs (note 1)	$(139)	$313	$790	$317	$317
Net (recovery) charge-offs as a percentage
of average loans for the period (note 1)	(0.01%)	0.01%	0.05%	0.02%	0.03%
Net (recovery) charge-offs as a percentage of average
loans for the period on an annualized basis (note 1)	(0.03%)	0.06%	0.18%	0.08%	0.12%
Allowance for loan losses as percentage of NPLs (note 1)	76%	61%	61%	62%	73%

note 1:  Excludes PCI loans.

note 2:  Excludes OREO covered by FDIC loss share agreements.

Net Interest Margin (“NIM”)

The Company’s NIM increased from 4.23% in 3Q14 to 4.49% in 4Q14.  The 26 bps increase between these two quarters can be segregated into two broad components, rate and change in mix, as discussed below.

4.23%	3Q14 NIM
+0.17%	Approximate effect on NIM due to net change in yield and cost of the various components (note 1)
4.40%	pro-forma 3Q14 NIM using 4Q14 yields and costs
+0.09%	approximate effect on NIM due to net change in mix of components (note 2)
4.49%	4Q14 NIM

note 1:

Applying the 4Q14 yields and costs to each of the 3Q14 average asset and liability balance components produces a pro-forma 3Q14 NIM that is approximately 17 bps higher than the actual.  The largest individual component, approximately 9 bps of the 17 bps, relates to the increase in average PCI loan yields between quarters.

note 2:

During 4Q14 compared to 3Q14, there was a shift of average balances from lower yielding assets, such as federal funds sold, into higher yielding assets, such as securities and loans.  In addition, the higher yielding assets were a higher percentage of total IEAs in 4Q14 versus 3Q14 and conversely lower yielding assets were a lower percentage of total IEAs.

The Company’s NIM is benefiting from the favorable yields resulting from the PCI loans. The PCI loans historically have performed better than previously expected.  Initial loss expectations have been adjusted downward during subsequent quarterly estimates of future cash flows.  The results have been higher yields over the remaining life of the related loan pools.  If the PCI loans were producing a yield similar to the Company’s non-PCI loans, the NIM during the current quarter would have been approximately 3.85%.

The table below summarizes yields and costs by various interest earning asset and interest bearing liability account types for the current quarter, the previous calendar quarter and the same quarter last year.

Yield and cost table (unaudited)

		4Q14			3Q14			4Q13
	average	interest	avg	average	interest	avg	average	interest	avg
	balance	inc/exp	rate	balance	inc/exp	rate	balance	inc/exp	rate
Loans (TEY)*	$ 2,139,263	$25,055	4.65%	$ 2,094,522	$24,649	4.67%	$ 1,231,052	$14,479	4.67%
PCI loans	291,862	8,607	11.70%	331,567	9,099	10.89%	239,620	7,799	12.91%
Taxable securities	569,045	3,623	2.53%	503,176	3,073	2.42%	414,107	2,843	2.72%
Tax -exempt securities (TEY)	54,636	656	4.76%	40,059	514	5.09%	39,551	516	5.18%
Fed funds sold and other	177,391	459	1.03%	371,026	417	0.45%	161,270	210	0.52%
Tot. interest earning assets(TEY)	$3,232,197	$38,400	4.71%	$3,340,350	$37,752	4.48%	$2,085,600	$25,847	4.92%

Interest bearing deposits	$2,033,431	$1,523	0.30%	$2,192,653	$1,799	0.33%	$1,405,244	$1,225	0.35%
Fed funds purchased	71,545	34	0.19%	39,419	6	0.06%	34,782	5	0.06%
Other borrowings	27,849	50	0.71%	31,273	52	0.66%	19,729	18	0.36%
Corporate debentures	23,891	241	4.00%	23,844	240	3.99%	16,994	150	3.50%
Total interest bearing liabilities	$2,156,716	$1,848	0.34%	$2,287,189	$2,097	0.36%	$1,476,749	$1,398	0.38%

Net Interest Spread (TEY)			4.37%			4.12%			4.54%
Net Interest Margin (TEY)			4.49%			4.23%			4.65%

*TEY = tax equivalent yield

The table below summarizes the Company’s yields on interest earning assets and costs of interest bearing liabilities over the prior five quarters.

Five quarter trend of yields and costs (unaudited)
For the quarter ended:	12/31/14	9/30/14	6/30/14	3/31/14	12/31/13
Yield on loans (TEY)*	4.65%	4.67%	4.77%	4.75%	4.64%
Yield on PCI loans	11.70%	10.89%	11.57%	13.27%	13.00%
Yield on securities (TEY)	2.72%	2.62%	2.84%	3.04%	2.94%
Yield on fed funds sold and other	1.03%	0.45%	0.60%	0.49%	0.52%
Yield on total interest earning assets	4.67%	4.44%	4.57%	4.84%	4.85%
Yield on total interest earning assets (TEY)	4.71%	4.48%	4.62%	4.91%	4.92%
Cost of interest bearing deposits	0.30%	0.33%	0.32%	0.33%	0.35%
Cost of fed funds purchased	0.19%	0.06%	0.04%	0.06%	0.06%
Cost of other borrowings	0.71%	0.66%	0.69%	0.31%	0.36%
Cost of corporate debentures	4.00%	3.99%	4.00%	4.01%	3.50%
Cost of interest bearing liabilities	0.34%	0.36%	0.37%	0.37%	0.38%
Net interest margin (TEY)	4.49%	4.23%	4.37%	4.65%	4.65%
Cost of total deposits	0.19%	0.22%	0.22%	0.22%	0.24%

*TEY = tax equivalent yield

The table below summarizes selected financial ratios over the prior five quarters.

Selected financial ratios (unaudited)
As of or for the quarter ended:	12/31/14	9/30/14	6/30/14	3/31/14	12/31/13
Return on average assets (annualized)	0.78%	0.37%	0.13%	0.15%	0.30%
Return on average equity (annualized)	6.46%	3.24%	1.18%	1.32%	2.60%
Net operating income return on
average assets (annualized)	0.81%	0.62%	0.52%	0.66%	0.35%
Loan / deposit ratio	78.6%	79.5%	72.4%	71.0%	71.7%
Stockholders’ equity (to total assets)	12.0%	12.2%	11.3%	11.1%	11.3%
Common tangible equity (to total tangible assets)	9.8%	9.8%	9.1%	8.5%	9.4%
Tier 1 capital (to average assets)	10.1%	9.4%	10.8%	10.0%	10.4%
Efficiency ratio, including correspondent banking (note 1)	70.5%	73.8%	75.3%	74.6%	80.9%
Efficiency ratio, excluding correspondent banking (note 2)	69.4%	70.7%	73.1%	70.6%	75.2%
Common equity per common share	$9.98	$9.78	$9.76	$9.38	$9.08
Common tangible equity per common share	$7.95	$7.73	$7.68	$6.95	$7.38

note 1:    Numerator equals non-interest expense less non-recurring expenses (e.g. merger costs, bank property impairment, etc.) less intangible amortization (both CDI and Trust intangible) less credit related expenses. Denominator equals net interest income on a taxable equivalent yield basis (“TEY”) before the provision for loan losses plus non-interest income less non-recurring income (e.g. gain on sale of securities available for sale, etc.) less FDIC income related to losses on the sales of covered OREO properties and impairment of loan pool(s) covered by FDIC loss share arrangements.

note 2:    Numerator starts with the same numerator as in “note 1”, less correspondent bank non-interest expense, including indirect expense allocations. Denominator starts with the same denominator as in “note 1”, less correspondent bank net interest income and less correspondent bank non-interest income.

Deposit activity

On January 17, 2014, the Company assumed $478,999 of deposits in the acquisition of Gulfstream, which included approximately $84,995 of time deposits. On June 1, 2014, the Company assumed $852,633 of additional deposits in the acquisition of FSB, which included approximately   $218,057 of time deposits.  During the quarter, the Company’s total deposits increased by $25,810 (time deposits decreased by $262 and non-time deposits increased by $26,072).  The cost of interest bearing deposits in the current quarter decreased by 3bps to 30bps compared to the prior quarter.  The overall cost of total deposits (i.e. includes non-interest bearing checking accounts) was 0.19% for the current quarter compared to 0.22% for the prior quarter.  The table below summarizes the Company’s deposit mix over the periods indicated.

Deposit mix (unaudited)

For the quarter ended:	12/31/14	9/30/14	6/30/14	3/31/14	12/31/13
Checking accounts
Non-interest bearing	$1,048,874	$1,043,083	$1,023,285	$838,764	$644,915
Interest bearing	607,359	575,020	589,573	558,845	483,842
Savings deposits	231,039	232,255	234,492	234,908	232,942
Money market accounts	716,956	727,798	747,680	482,133	309,657
Time deposits	487,812	488,074	526,313	444,054	384,875
Total deposits excluding held for sale	3,092,040	3,066,230	3,121,343	2,558,704	2,056,231
Deposits held for sale	---	---	185,646	---	---
Total deposits	$3,092,040	$3,066,230	$3,306,989	$2,558,704	$2,056,231

Non time deposits as percentage of total deposits	84%	84%	83%	83%	81%
Time deposits as percentage of total deposits	16%	16%	17%	17%	19%
Total deposits excluding held for sale	100%	100%	100%	100%	100%

Presented below are condensed consolidated balance sheets and average balance sheets for the periods indicated.

Condensed Consolidated Balance Sheets (unaudited)
For the quarter ended:	12/31/14	9/30/14	6/30/14	3/31/14	12/31/13
Cash and due from banks	$ 52,067	$ 48,528	$ 25,043	$ 29,862	$ 21,581
Fed funds sold and Fed Res Bank deposits	106,346	162,038	490,966	190,399	153,308
Trading securities	3,420	656	89	---	---
Investment securities, available for sale	517,457	535,767	542,149	617,143	457,086
Investment securities, held to maturity	237,362	5,372	---	---	---
Loans held for sale	1,251	522	1,596	1,017	1,010
PCI loans	276,766	309,638	353,870	250,800	231,421
Loans	2,152,759	2,126,489	2,042,149	1,564,834	1,242,758
Allowance for loan losses	(19,898)	(19,842)	(19,200)	(20,096)	(20,454)
FDIC indemnification assets	49,054	54,032	61,311	65,183	73,877
Premises and equipment, net	98,848	98,972	98,623	95,103	96,619
Goodwill	76,739	76,981	76,981	76,440	44,924
Core deposit intangible	14,417	15,068	15,724	8,800	4,958
Bank owned life insurance	83,544	82,936	57,485	54,574	49,285
OREO covered by FDIC loss share agreements	19,404	25,452	30,698	13,892	19,111
OREO not covered by FDIC loss share agreements	8,896	10,899	12,123	9,895	6,409
Deferred income tax asset, net	49,587	56,640	53,175	7,910	5,296
Other assets	48,850	48,995	58,800	40,405	28,822
TOTAL ASSETS	$ 3,776,869	$ 3,639,143	$ 3,901,582	$ 3,006,161	$ 2,416,011

Deposits	$ 3,092,040	$ 3,066,230	$ 3,306,989	$ 2,558,704	$ 2,056,231
Federal funds purchased	151,992	42,070	43,080	45,183	29,909
Other borrowings	50,939	54,329	57,448	49,901	37,453
Other liabilities	29,421	34,152	54,607	19,209	19,039
Common stockholders’ equity	452,477	442,362	439,458	333,164	273,379
TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$ 3,776,869	$ 3,639,143	$ 3,901,582	$ 3,006,161	$ 2,416,011

Condensed Consolidated Average Balance Sheets (unaudited)
For quarter ended:	12/31/14	9/30/14	6/30/14	3/31/14	12/31/13
Federal funds sold and other	$ 177,391	$ 371,026	$ 284,895	$ 197,915	$ 161,270
Security investments	623,681	543,235	610,925	532,046	453,658
PCI loans	291,862	331,567	285,270	251,587	240,804
Loans	2,139,263	2,094,522	1,723,242	1,513,060	1,229,868
Allowance for loan losses	(20,406)	(21,329)	(20,052)	(20,970)	(21,438)
All other assets	501,143	492,214	386,383	396,123	341,437
TOTAL ASSETS	$ 3,712,934	$ 3,811,235	$ 3,270,663	$ 2,869,761	$ 2,405,599

Deposits- interest bearing	$ 2,033,431	$ 2,192,653	$ 1,882,384	$ 1,653,806	$ 1,405,244
Deposits- non interest bearing	1,074,288	1,043,279	906,746	767,926	635,383
Federal funds purchased	71,545	39,419	46,426	41,999	34,782
Other borrowings	51,740	55,117	56,245	52,341	36,723
Other liabilities	35,024	40,395	25,040	30,389	18,516
Stockholders’ equity	446,906	440,372	353,822	323,300	274,951
TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$ 3,712,934	$ 3,811,235	$ 3,270,663	$ 2,869,761	$ 2,405,599

Condensed Consolidated Earnings Statement (unaudited)

For quarter ended:	12/31/14	9/30/14	6/30/14	3/31/14	12/31/13

Interest income:
Loans	$33,505	$33,519	$28,509	$25,729	$22,086
Investments	4,055	3,411	4,146	3,814	3,183
Federal funds sold and other	459	417	424	239	210
Total interest income	38,019	37,347	33,079	29,782	25,479

Interest expense:
Deposits	1,523	1,799	1,523	1,337	1,225
Securities sold under agreement to repurchase	50	52	56	23	18
Federal funds purchased	34	6	5	6	5
Corporate debentures	241	240	238	223	150
Total interest expense	1,848	2,097	1,822	1,589	1,398

Net interest income	36,171	35,250	31,257	28,193	24,081
Provision (recovery) for loan losses	18	955	(106)	(41)	183
Net interest income after loan loss provision	36,153	34,295	31,363	28,234	23,898

Non interest income (see page 17)	7,535	6,559	6,372	5,760	5,197

Non interest expense:
Salaries, wages and employee benefits	18,710	18,799	17,185	15,681	14,550
Occupancy expense	2,686	3,038	2,479	1,960	1,944
Depreciation of premises and equipment	1,483	1,542	1,563	1,478	1,560
Data processing expense	1,466	1,673	1,306	1,039	962
Legal, audit and other professional fees	816	1,099	1,376	775	951
Amortization of intangibles	694	699	515	376	288
Credit related expense (see page 18)	299	624	1,239	523	510
FDIC credit related expenses (see page 18)	369	(209)	1,136	1,301	1,310
Merger and acquisition related expenses	848	3,450	4,897	2,347	539
Branch closure and efficiency initiatives	(417)	(6)	29	3,158	---
All other expenses	5,137	4,825	4,428	3,765	3,835
Total non interest expenses	32,091	35,534	36,153	32,403	26,449

Income before provision for income taxes	11,597	5,320	1,582	1,591	2,646
Provision for income taxes	4,316	1,727	545	538	846
Net income	$7,281	$3,593	$1,037	$1,053	$1,800

Earnings per share (diluted)	$0.16	$0.08	$0.03	$0.03	$0.06

Non interest income and non interest expense

The table below summarizes the Company’s non-interest income for the periods indicated.

Quarterly Condensed Consolidated Non Interest Income (unaudited)
For the quarter ended:	12/31/14	9/30/14	6/30/14	3/31/14	12/31/13
Correspondent banking and capital markets division (1)	$ 4,876	$ 4,184	$ 4,192	$ 3,148	$ 3,236
Other correspondent banking related revenue (2)	919	958	1,093	783	789
Wealth management related revenue	925	993	1,104	1,217	1,172
Service charges on deposit accounts	2,451	2,496	2,333	2,262	2,313
Debit, prepaid, ATM and merchant card related fees	1,637	1,612	1,495	1,506	1,394
BOLI income	608	451	356	352	324
Other service charges and fees	638	605	338	409	262
Gain on sale of securities available for sale	---	---	46	---	22
Subtotal	$12,054	$11,299	$10,957	$9,677	$9,512
FDIC indemnification asset – amortization (see explanation below)	(5,599)	(4,953)	(5,006)	(5,185)	(4,500)
FDIC indemnification income	1,080	213	421	1,268	185
Total non-interest income	$7,535	$6,559	$6,372	$5,760	$5,197
note 1:

Includes gross commissions earned on bond sales, fees from hedging services, loan brokering fees and related consulting fees.  The fee income in this category is based on sales volume in any particular period and is therefore volatile between comparable periods.

note 2:

Includes fees from safe-keeping activities, bond accounting services, asset/liability consulting services, international wires, clearing and corporate checking account services and other correspondent banking related revenue and fees.  The fees included in this category are less volatile than those described above in note 1.

The FDIC indemnification asset (“IA”) is producing amortization (versus accretion) due to reductions in the estimated losses in the FDIC covered PCI loan portfolio.  To the extent current projected losses in the covered PCI loan portfolio are less than originally projected losses, the related projected reimbursements from the FDIC contemplated in the IA are less, which produces a negative income accretion in non-interest income.  This event generally corresponds to the increase in yields in the FDIC covered PCI loan portfolio, although there is not perfect correlation.  Higher expected cash flows (i.e. less expected future losses) on the loan side of the equation is accreted into interest income over the life of the related loan pool.  The lower expected reimbursement from the FDIC is amortized over the lesser of the remaining life of the related loan pool(s) or the remaining term of the loss share period.

When a FDIC covered OREO property is sold at a loss, the loss is included in non-interest expense as loss on sale of OREO, and the reimbursement for the respective loss share percentage is recorded as FDIC indemnification income and included in non-interest income.  In addition, the FDIC loss share reimbursement percentage of any related loan pool impairments also are reflected in this non-interest income account.

The table below summarizes the Company’s non-interest expense for the periods indicated.

Quarterly Condensed Consolidated Non Interest Expense (unaudited)
For the quarter ended:	12/31/14	9/30/14	6/30/14	3/31/14	12/31/13
Employee salaries and wages	$13,866	$14,966	$13,234	$11,873	$11,200
Employee incentive/bonus compensation accrued	1,578	1,252	1,125	1,081	1,375
Employee equity based compensation expense	542	358	333	344	173
Deferred compensation expense	157	156	160	107	147
Health insurance and other employee benefits	1,556	1,349	1,180	987	968
Payroll taxes	785	1,005	913	1,120	613
401K employer contributions	319	345	374	360	268
Other employee related expenses	438	160	401	258	381
Incremental direct cost of loan origination	(531)	(792)	(535)	(449)	(575)
Total salaries, wages and employee benefits	18,710	18,799	17,185	15,681	14,550

(Gain) loss on sale of OREO	(126)	31	58	(30)	(93)
(Gain) loss on sale of FDIC covered OREO	(541)	(608)	321	107	801
Valuation write down of OREO	313	157	445	70	110
Valuation write down of FDIC covered OREO	703	172	440	950	51
Loss (gain) on repossessed assets other than real estate	11	17	19	(2)	16
Foreclosure and repossession related expenses	101	419	717	485	477
Foreclosure and repo expense, FDIC (note 1)	207	227	375	244	458
Total credit related expenses	668	415	2,375	1,824	1,820

Occupancy expense	2,686	3,038	2,479	1,960	1,944
Depreciation of premises and equipment	1,483	1,542	1,563	1,478	1,560
Supplies, stationary and printing	383	375	334	227	280
Marketing expenses	746	746	619	620	681
Data processing expenses	1,466	1,673	1,306	1,039	962
Legal, auditing and other professional fees	816	1,099	1,376	775	951
Bank regulatory related expenses	909	916	753	631	565
Postage and delivery	394	386	365	268	266
ATM and debit card related expenses	510	466	468	474	414
Amortization of intangibles	694	699	515	376	288
Internet and telephone banking	493	412	415	378	334
Correspondent account and Federal Reserve charges	163	191	152	135	116
Conferences, seminars, education and training	132	79	98	100	155
Director fees	244	147	95	115	102
Travel expenses	99	126	106	65	102
Other expenses	1,064	981	1,023	752	820
Subtotal	31,660	32,090	31,227	26,898	25,910
Merger and acquisition related expenses	848	3,450	4,897	2,347	539
Branch closure and efficiency initiatives	(417)	(6)	29	3,158	---
Total non- interest expense	$32,091	$35,534	$36,153	$32,403	$26,449

note 1:  These are foreclosure and repossession related expenses related to FDIC covered assets, and are shown net of FDIC reimbursable amounts pursuant to FDIC loss share agreements.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The financial highlights provide reconciliations between GAAP interest income, net interest income and tax equivalent basis interest income and net interest income, as well as total stockholders’ equity and tangible common equity. It also reconciles net income and net operating income.  Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance.  The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

Reconciliation of GAAP to non-GAAP Measures.  All amounts are in thousands except per share data (unaudited):

	4Q14	3Q14	4Q13

Interest income, as reported (GAAP)	$38,019	$37,347	$25,479
tax equivalent adjustments	381	405	368
Interest income (tax equivalent)	$38,400	$37,752	$25,847

Net interest income, as reported (GAAP)	$36,171	$35,250	$24,081
tax equivalent adjustments	381	405	368
Net interest income (tax equivalent)	$36,552	$35,655	$24,449

	12/31/14	9/30/14	6/30/14	3/31/14	12/31/13
Total stockholders' equity (GAAP)	$452,477	$442,362	$439,458	$333,164	$273,379
Goodwill	(76,739)	(76,981)	(76,981)	(76,440)	(44,924)
Core deposit intangible	(14,417)	(15,068)	(15,724)	(8,800)	(4,958)
Trust intangible	(984)	(1,027)	(1,070)	(1,113)	(1,158)
Tangible common equity	$360,337	$349,286	$345,683	$246,811	$222,339

	4Q14	3Q14	2Q14	1Q14	4Q13
Net income (GAAP)	$7,281	$3,593	$1,037	$1,053	$1,800
exclude gain on sale of AFS securities	---	---	(46)	---	(22)
add back merger and acquisition
related expenses	848	3,450	4,897	2,347	539
add back branch closure and
efficiency initiatives	(417)	(6)	29	3,158	---
tax effected using the effective tax
rate for the period presented	(161)	(1,118)	(1,680)	(1,862)	(165)
Net operating income	$7,551	$5,919	$4,237	$4,696	$2,152
Average diluted shares outstanding
during the period presented	45,698	45,413	39,051	34,863	30,245
Net operating income per share	$0.17	$0.13	$0.11	$0.13	$0.07

About CenterState Banks, Inc.

The Company, headquartered in Davenport, Florida, between Orlando and Tampa, is a bank holding company whose single subsidiary bank operates 58 full service branch banking locations in 20 counties throughout Florida.  Its subsidiary bank provides a range of consumer and commercial banking services to individuals, businesses and industries.

In addition to providing traditional deposit and lending products and services to its commercial and retail customers, the Company also operates a correspondent banking and bond sales division.  The division is integrated with and part of the Company’s subsidiary bank located in Winter Haven, Florida, although the majority of the bond salesmen, traders and operations personnel are physically housed in leased facilities located in Birmingham, Alabama, Atlanta, Georgia and Winston-Salem, North Carolina.  The customer base includes small to medium size financial institutions primarily located in southeastern United States.

For additional information contact Ernest S. Pinner, CEO, John C. Corbett, EVP, or James J. Antal, CFO, at 863-419-7750.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Some of the statements in this report constitute forward-looking statements, within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements related to future events, other future financial and operating performance, costs, revenues, economic conditions in our markets, loan performance, credit risks, collateral values and credit conditions, or business strategies, including expansion and acquisition activities and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot assure you that future results, levels of activity, performance or goals will be achieved, and actual results may differ from those set forth in the forward looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2013, and otherwise in our SEC reports and filings.